Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Employment Agreement, dated effective as of March 2, 2015, by and between Condor Hospitality Trust, Inc. (formerly known as Supertel Hospitality, Inc.), a Maryland corporation (the “Company”) and J. William Blackham, an individual (the “Executive”) as amended and restated effective September 1, 2016.

WHEREAS, the Company and the Executive desire to enter into an employment agreement on the terms set forth herein;

NOW, THEREFORE, for and in consideration of the premises, covenants, conditions and obligations thereafter set forth, the parties hereto agree as follows:

Section 1. Employment. The Company employs the Executive, and the Executive accepts employment, upon the terms and subject to the conditions hereinafter set forth.

Section 2. Duties. The Executive will be employed as Chief Executive Officer of the Company. The Executive will perform the duties attendant to his executive position with the Company as may be assigned by the Company’s Board of Directors. The Executive agrees to devote his full time and best efforts to the performance of his duties to the Company. The Executive shall be permitted to participate in charitable activities and accept positions on the boards of non-profit entities. The Executive may also serve on the boards of other corporations and entities with the consent of the Board of Directors, not to be unreasonably withheld.

Section 3. Term. The initial term of employment of the Executive shall commence on the first date written above and shall continue until March 1, 2018 unless such initial term is extended prior to such termination date as provided in Section 6 (the “Initial Term”) or unless terminated earlier by either party pursuant to the terms of this Agreement. The term of employment may be extended thereafter for periods of one (1) year with the mutual consent of Company and Executive.

Section 4. Compensation and Benefits. In consideration for the services of the Executive, the Company will compensate the Executive as follows:

(a)	Base Salary. The Company will pay the Executive a base annual salary of Three Hundred and Fifty Thousand Dollars ($350,000) (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard and customary payroll practices. The Base Salary is subject to increase on annual review by the Compensation Committee of Company’s Board of Directors (the “Compensation Committee”) but shall not be decreased without Executive’s consent.

(b)	Annual Bonus. The Company will consider the Executive for cash bonuses on an annual basis, payable within ninety (90) days following fiscal year end as determined by the Compensation Committee. The Company and Executive agree that the annual bonus plan shall be developed by the Compensation Committee.

(c)	Long Term Incentive Awards. Executive shall be eligible to participate in any Supertel long-term incentive program, which shall entitle Executive to receive equity grants (i.e., options to purchase stock of the Company, restricted stock grants, performance-based awards, profits-interest/OP units, etc.) in accordance with Company’s equity plan, at the discretion of the Compensation Committee. The amount of awards will be no less than that granted to other senior executives and shall be reasonable in light of the contribution made, or expected to be made, by the Executive for the period for which such grant is made.

(d)	Executive Benefit Plans and Relocation Expenses. Company shall provide Executive and his eligible dependents with coverage under all employee benefit programs, plans and practices, in accordance with the terms thereof, which Company makes available to senior executive officers (provided that such plans are open to new participants as of the date of this Agreement). This will include vacation benefits for the Executive pursuant to the standard Company vacation policy which shall not be less than three (3) weeks per calendar year. To assist with Executive’s relocation, the Company will reimburse Executive up to Sixty-Five Thousand Dollars ($65,000) of reasonable moving expenses (including broker fees for house sale).

(e)	Inducement Award. As inducement material to Executive’s acceptance of employment, Executive is granted an equity award of 5,263,152 long-term incentive plan units representing profit interests in Supertel Limited Partnership (“LTIP Units”) earned in one-third (1/3) increments upon the Company’s common stock first achieving during the term of this Agreement each of the following volume weighted average common stock price per share milestones for twenty (20) consecutive trading days:

(i)	$3.50

(ii)	$4.50

(iii)	$5.50

Earned LTIP Units will vest three (3) years from the date of this Agreement. Vested LTIP Units shall convert into an equal number of common operating units of Supertel Limited Partnership, provided, however, that redemption of such common operating units by Executive shall be delayed as necessary, such that any equity issued by the Company would not cause Executive to exceed the ownership limitations set forth in Company’s charter.

Section 5. Expenses. The Executive, in connection with the services to be performed by him pursuant to this Agreement, may be required to make payments for travel and similar expenses. The Company will reimburse the Executive within thirty (30) days after Executive renders an accounting for all reasonable expenses of types authorized by the Company and incurred by the Executive in the performance of his duties hereunder. The Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may reasonably establish from time to time.

Section 6. Termination and Extension of Initial Term.

(a)	Termination For Cause by Company or Termination by Executive for Good Reason. The Company may terminate Executive’s employment for Cause (as defined below) at any time upon written notice to the Executive. Executive may terminate employment at any time for Good Reason (as defined below) upon written notice to the Company.

(b)	Termination Without Cause or by the Executive Without Good Reason. The Company may terminate Executive’s employment at any time without Cause, or the Executive may terminate employment without Good Reason, each in their sole discretion, upon 30 days written notice to the other party.

(c)	Death or Disability. Executive’s employment will terminate upon the death of the Executive and, at the option of the Company, in the event of the Executive’s disability, upon 30 days written notice to the Executive. The Executive will be deemed disabled if he is unable to perform his duties for a period of ninety (90) consecutive days, or one hundred and eighty (180) days in the aggregate during any twelve (12) month period, on account of injury or sickness. Any refusal by the Executive to submit to a medical examination upon reasonable request for the purpose of certifying disability under this Section 6(c) will be deemed conclusively to constitute evidence of the Executive’s disability.

(d)	Payments Upon Termination For Cause. If Executive’s employment is terminated for Cause by Company, all outstanding unvested equity awards will be forfeited and the Executive will be entitled solely to (i) accrued and unpaid Base Salary to the date of termination, (ii) the accrued and unused vacation to the date of termination, (iii) unpaid expense reimbursements under Section 5, and (iv) vested amounts under qualified retirement plans.

(e)	Payments Upon Termination by Executive Without Good Reason. If Executive terminates his employment without Good Reason, all outstanding unvested equity awards will be forfeited and Executive will be entitled solely to (i) the benefits provided for in Section 6(d) and (ii) unpaid bonuses earned for completed prior fiscal years.

(f)	Payments Upon Death or Disability. If Executive’s employment is terminated upon death or disability as provided in Section 6(c), Executive (or his estate, as applicable) will be entitled solely to (i) the benefits provided for in Section 6(e), (ii) any benefits payable on death or disability, as applicable, under the Company’s benefit plans, and (iii) the immediate vesting of equity awards if solely subject to time vesting and (iv) any awards, not yet earned but may be earned based on the achievement of the applicable performance criteria, will vest at a pro rata amount based on the performance period to the date of termination.

(g)	Payments Upon Termination Without Cause or Termination for Good Reason. If the Executive’s employment is terminated by the Company without Cause or is terminated by the Executive for Good Reason, Executive will be entitled solely to (i) the benefits provided for in Section 6(e), (ii) if termination occurs on or prior to December 31, 2015, an amount equal to one and a half times (1.5x) Base Salary as in effect at time of termination, (iii) if termination occurs after December 31, 2015, an amount equal to one times (1x) Base Salary as in effect at the time of termination, (iv) if termination occurs after December 31, 2015, an amount equal to one times (1x) the average annual bonus previously earned for up to the prior three (3) years, (v) the immediate vesting of equity awards solely subject to time vesting, and (vi) any awards, not yet earned but may be earned based on the achievement of the applicable performance criteria, will vest at a pro rata amount based on the performance period to the date of termination. Additionally, the Company will pay the Executive’s COBRA premiums during the period that Executive elects to receive COBRA coverage under the Company’s group health plans, not to exceed eighteen (18) months.

(h)	Termination Following Change in Control. If at the time of or within twelve (12) months following a Change in Control (as defined below), and the Company (or its successor) terminates the Executive’s employment other than for Cause or by reason of death or disability or the Executive terminates his employment for Good Reason, Executive will be entitled solely to the benefits set forth in Section 6(g), provided, however, the additional Base Salary payment will be increased to two times (2x) Base Salary and the annual bonus payment will be increased to two times (2x) the average annual bonus previously earned for up to the prior three (3) years. If a Change in Control occurs in 2016, the annual bonus payment for 2015 will be determined and, if earned, paid before the Change in Control occurs.

(i)	Timing of Payments and Release. Subject to Section 6(j) below and any applicable deferral election, all cash payments required following termination of employment based on Base Salary and bonus shall be made at the times such cash payments would have been made pursuant to the Company’s payroll and bonus payment practices, unless otherwise provided in an applicable retirement, equity compensation or other benefit plan or program of Company. Any payments or benefits made pursuant to Section 6(g) or Section 6(h) are conditioned on Executive having first signed a release agreement in a form provided by Company and the release becoming irrevocable by its terms within seven (7) days following the date of termination.

(j)

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the extent possible so that the payments set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. To the extent that any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (“Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of Executive’s death. The 409A Payment under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, with interest (compounded monthly) at the prime rate reported by the Wall Street Journal on the date the payment otherwise would have been made, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier. The Executive hereby acknowledges that Executive has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable federal and state tax law. Executive hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws. If payments under Section 6 constitute 409A Payment, references within Section 6 and this Section 6(j) to termination of employment or similar language shall mean Executive’s “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A.

(k)	Additional Matters. Executive accepts the payments as specified herein as full satisfaction of all amounts owed to Executive by Company pursuant to this Agreement in the event of Executive’s termination. Upon termination of Executive’s employment for any reason and except as otherwise provided herein, (i) the vesting, exercise and all of the terms of any equity awards and stock options held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and (ii) all other rights of Executive under any other compensatory or benefit plan shall be governed by such plan.

(l)	Section 6 Definitions. For purposes of this Agreement, “Cause” shall mean:

(i)	dishonest or fraudulent actions by the Executive in the conduct of his duties for the Company or the conviction of the Executive of a felony;

(ii)	a material failure by the Executive to devote substantially all of his business time to the business of the Company;

(iii)	a material failure by the Executive to follow the Company’s good faith instructions and directives that is not cured by the Executive within forty-five (45) days after receiving notice;

(iv)	unreasonable and material neglect, refusal or failure by the Executive to perform the duties assigned to him that is not cured by the Executive within forty-five (45) days after receiving notice;

(v)	the Executive’s material breach of this Agreement that is not cured by the Executive within forty-five (45) days after receiving notice;

(vi)	the Executive’s breach of the Company’s Code of Business Conduct and Ethics or similar successor or augmented codes of conduct or ethics;

(vii)	any other act or omission which subjects the Company or its subsidiaries or affiliates to substantial public disrespect, scandal or ridicule; or

(viii)	any governmental regulatory agency recommends or orders that the Company terminate the employment of the Executive or relieve him of his duties.

“Change in Control” shall mean:

(i)

The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Act”), (excluding any acquisition or holding by (i) the Company or its subsidiaries, (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (iii) IRSA Inversiones y Representaciones Sociedad Anónima or its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)	Individuals who, as of the date hereof, constitute the Board of Directors of Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of 50% or more of all of the assets of the Company.

A Change in Control shall not be deemed to have occurred if a transaction described above occurs with a subsidiary of the Company unless such transaction results in the consequences described above.

“Code” shall mean the Internal Revenue Code of 1986, as amended

“Good Reason” shall mean the occurrence of one of the following events, without the Executive’s prior written consent, provided such event is not corrected within sixty (60) days following the Board of Directors’ receipt of written notice from Executive of Executive’s intention to terminate his employment with the Company for Good Reason, which notice must be provided within ninety (90) days of the initial existence of one of the following events:

(i)	a material breach of this Agreement by the Company, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Audit Committee of the Company’s Board of Directors in the reasonable and good faith exercise of its discretion; or

(ii)	a diminution of, or reduction or adverse alteration of, Executive’s compensation, duties or responsibilities, or the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with his positions or that materially expand his duties, responsibilities, or reporting requirements; or

(iii)	a Change in Control has occurred and Executive is involuntarily removed from the Board of Directors or at any time Executive has requested to be nominated but is not nominated for election to the Board of Directors at the subsequent election of directors;

(iv)	a Change in Control has occurred and within twelve (12) months thereafter the Executive is required to relocate more than fifty (50) miles from his first relocation site; or

(v)	if the Initial Term is extended as provided in Section 6(m) below, a Change of Control occurs on or before three (3) years from the date of such extension:

(A) if no later than ten (10) days after the date the Executive is advised by the Company’s Board of Directors that a Change of Control will be considered for approval by the Board of Directors, the Executive notifies the Board of Directors in writing that if that Change of Control occurs, he terminates his employment pursuant to this provision, and

(B) the termination date shall be the effective date of the Change of Control, unless the Company’s Board of Directors on or before seven (7) days following the Executive’s written notice pursuant to this provision, notifies the Executive in writing that for purposes of an orderly management transition, the termination date shall be a later date as specified in such notice, provided that the extended termination date may not be later than sixty (60) days following the Change of Control.

(m)	Initial Term Extension. To better assure the Company of the Executive’s services, and to better assure the Executive of the opportunity to implement strategies for Company growth and success, upon the conversion of all of the Company’s Series D preferred stock into common stock of the Company and the resulting simplification of the Company’s balance sheet with only one type of capital stock outstanding, which the Company and Executive believe will thereafter enhance the Company’s future financial ability to acquire hotels in execution of its strategies, the termination date of the Initial Term shall be extended for a period of three (3) years from such conversion date.

Section 7. Confidential Information. The Executive recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding methods of operation, proprietary computer programs, sales, products, profits, costs, markets and key personnel (hereinafter called “Confidential Information”) are valuable, special and unique assets of the Company and its affiliates. The Executive will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach of the Executive of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data or any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

Section 8. Noncompetition. During the term hereof and for twelve (12) months thereafter, the Executive will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities (A) related to publicly traded or private hotel REIT in North America (“Designated Industry) and (B) that were either conducted by the Company prior to the Executive’s termination and directly competitive with the Company or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any business opportunity of the Executive, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. It is expressly agreed that (A) above shall not apply in the instance of termination for cause. The Executive’s noncompetition obligations hereunder will not preclude the Executive from owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. The Executive will continue to be bound by the provisions of this Section 8 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 8 will be determined to be invalid or unenforceable, by reason of being vague or unreasonably as to area, duration or scope of activity, this Section 8 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 8 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein. Further, during and following employment hereunder, Executive shall not publicly or privately make disparaging statements concerning the Company or its affiliates, directors, officers, employees or representatives.

Section 9. Executive Representations.

(a)	No Restrictions. Executive represents to Company that Executive is not a party to or bound by any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between Executive and any other person, partnership, corporation, joint venture, association or other entity that would restrict, impair or in any manner negatively impact the performance of his services pursuant to this Agreement. This representation is an express condition to this Agreement and, in the event of a breach of this representation, this Agreement shall be null and void.

(b)	Cooperation. Executive shall cooperate with the Company, to the extent reasonably requested by the Company, in any investigation or litigation in which the Company or its affiliates, directors, officers, employees or representatives is a party and of which Executive has relevant information by virtue of his employment with the Company. The Company shall reimburse Executive reasonable expenses related to such cooperation.

(c)	Consultation. Executive has had the opportunity to consult with an attorney or other advisors of his choice with respect to this Agreement and the matters herein.

Section 10. General.

(a)	Notices. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice of communication will have specified to the other party hereto in accordance with this Section 10:

If to the Company, to:

Condor Hospitality Trust, Inc.

4800 Montgomery Lane, Suite 220

Bethesda, MD 20814

If to the Executive, to:

The address shown on the records of the Company.

(b)	Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Executive of his obligations under Section 7 and 8 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)	Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired.

(d)	Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e)	Assigns. This Agreement will be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.

(f)	Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and will not be amended except by a written instrument signed by each of the parties hereto.

(g)	Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Maryland.

(h)	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Maryland before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures or pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. The arbitrators shall not have the power to award punitive or exemplary damages. In any arbitration arising out of or related to this Agreement, the arbitrators shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Notwithstanding the foregoing, the Company may seek interim injunctive relief to enforce restrictive covenants herein pending resolution of any arbitration.

(i)	Directors and Officers Liability Coverage. Executive shall be entitled to the same coverage under the Company’s directors and officers liability insurance policies as is available to senior executive officers and directors with Company. In any event, Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the Company’s charter, bylaws and other organizational documents and the laws of the State of Maryland, from and against all costs, charges and expenses (including advancement of reasonable attorneys’ fees) incurred or sustained in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive’s being or having been a director or officer of Company or any of its affiliates or employee benefit plans. The provisions of this Section shall survive the termination and expiration of this Agreement for any reason, and continue for the duration of Executive’s employment or service as a member of the Company’s Board of Directors in accordance with the terms of this Section, including any acts and omissions to act occurring after the termination or expiration of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and amended and restated as of the date and year second above written.

Condor Hospitality Trust, Inc.

/s/ J. William Blackham	By:	/s/ James H. Friend
J. William Blackham		James H. Friend,
Chairman, Board of Directors of Condor Hospitality Trust, Inc.